Exhibit 99.1

News
Merrill Lynch & Co., Inc.

World Headquarters 4 World Financial Center New York, New York 10080

Release date: March 3, 2008

For information contact:
Media Relations:
Selena Morris (212) 449-7283
Selena_Morris@ml.com

Investor Relations contact:
Sara Furber (866) 607-1234
Investor_relations@ml.com
MERRILL LYNCH NAMES THOMAS J. SANZONE AS
CHIEF ADMINISTRATIVE OFFICER
          NEW YORK, March 3, 2008 — Merrill Lynch & Co., Inc. (NYSE: MER) today announced that Thomas J. Sanzone has been appointed executive vice president and chief administrative officer of the company reporting to Chairman and Chief Executive Officer John A. Thain. He will join the firm in the second half of 2008 and have responsibility for Merrill Lynch’s global technology, operations, and corporate services groups. Mr. Sanzone, 47, was most recently chief information officer of Credit Suisse since 2005. Prior to that, he was chief information officer for Citigroup’s Corporate and Investment Bank, the Private Client Group, and the Global Transaction Services business.
          “We are very pleased to have Tom Sanzone join the senior management team of Merrill Lynch,” said Thain. “Our ability to continually leverage technology to provide clients with seamless execution and dynamic service is a major competitive advantage. Tom brings years of industry experience in technology, operations, and services and will help us continue to align these critical functions with our business strategies globally.”

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          As Chief Administrative Officer, Mr. Sanzone will be responsible for global client services and operations; technology applications development and infrastructure; business process and sourcing strategies; information security; and global real estate, purchasing, and services.
          Mr. Sanzone began his career at Salomon Brothers in 1984 as a programmer analyst in the Mortgage Trading Systems area. In 1991, he was appointed Senior Operating Officer for Fixed Income and Equity Sales Trading and in 1996 was named Managing Director and head of Global Application Development. Mr. Sanzone received a bachelor’s of science degree from Hofstra University.
          Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 40 countries and territories and total client assets of almost $2 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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